Exhibit 99.1

The Pepsi Bottling Group Reports Fourth Quarter and Full-Year 2009 Results

  2009 Comparable Diluted EPS of $2.55; Reported Diluted EPS of $2.77
  Company Achieves $350 Million in Cost and Productivity Savings
  Operating Free Cash Flow of $578 Million for Full-Year

SOMERS, N.Y.--(BUSINESS WIRE)--February 2, 2010--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported its financial results for the fourth quarter and full-year 2009. For the full year, PBG reported net income of $612 million, or diluted earnings per share (EPS) of $2.77. PBG delivered comparable diluted EPS of $2.55, exceeding the Company’s previous guidance.

PBG reported net income of $90 million in the fourth quarter of 2009, or $0.40 per diluted share. Comparable diluted EPS was $0.59 in the quarter.

“At the beginning of 2009, we expressed optimism that PBG would continue to perform well in the marketplace despite ongoing macroeconomic challenges. Our ability to achieve our full year targets demonstrates that our optimism was justified, as we executed our game plan effectively and delivered a strong set of financial results,” said PBG Chairman and Chief Executive Officer Eric Foss.

“Progress in several key areas helped contribute to our success throughout the year,” Foss added. “We continued to strengthen our brand portfolio. We maintained a relentless focus on operational excellence. And we enhanced our geographic portfolio in the U.S. and abroad. I’m proud of our employees, each of whom played a role in achieving our results, and I remain very optimistic about the future of the Pepsi system.”

Full-Year 2009 Financial Highlights

  On a currency neutral basis, revenue increased one percent in 2009. The Company’s revenue performance reflects solid execution of our revenue and margin management strategy in a challenging macroeconomic environment. Reported revenue decreased four percent.

  Net revenue per case improved four percent on a currency neutral basis in 2009. This includes currency neutral net revenue per case growth of three percent in the U.S. and Canada, seven percent in Europe and six percent in Mexico. On a reported basis, net revenue per case declined one percent, with two percent growth in the U.S. and Canada segment and double-digit declines in Europe and Mexico.
  Total worldwide physical case volume declined three percent for the full year, consistent with the Company’s expectations. Volume declined two percent in the U.S. and Canada segment, four percent in Mexico and eight percent in Europe, where the macroeconomic challenges were more acute.
  Worldwide operating income was flat on a comparable currency neutral basis, which includes a 10 percentage point negative impact from transactional foreign currency headwinds and a three percentage point positive impact from acquisitions. Comparable currency neutral operating income declined two percent in the U.S. and Canada segment, while Europe grew two percent and Mexico was up double-digits.

  Reported worldwide operating income grew 61 percent, with a two percent decline in the U.S. and Canada segment offset by growth in Europe and Mexico.
  The Company achieved approximately $350 million in cost savings and productivity improvements, exceeding expectations. This reflects successful initiatives to optimize manufacturing costs, transform warehouse operations, and maximize go-to-market effectiveness. PBG’s comparable currency neutral SD&A expenses improved two percent, or seven percent on a reported basis.
  COGS per case increased six percent on a comparable, currency neutral basis for the year, which includes 1.5 points of transactional foreign exchange impact. Reported COGS per case increased one percent.
  PBG benefited from a lower comparable effective tax rate of 18.1 percent in 2009, versus a tax rate of 29.7 percent in the prior year. The lower effective tax rate was driven by a favorable earnings mix, lower interest charges on tax reserves due to settlements, and tax planning initiatives. The tax rate also benefited from the reversal of valuation allowances on certain international deferred tax assets, the majority of which were not included in our previous guidance. The Company’s reported effective tax rate for 2009 was 5.7 percent, reflecting the above plus a net positive benefit from tax audit settlements that were partially offset by a tax law change in Mexico. This compares to a 33.4 percent reported effective tax rate in 2008.
  Operating free cash flow for 2009 was $578 million, excluding advisory fees related to the pending PepsiCo transaction, which reflects the Company’s disciplined approach to capital spending and working capital management as well as its lower cash tax rate. The operating free cash flow number includes $229 million in pension funding and $62 million in one-time pre-tax restructuring charges.

Summary of Fourth Quarter 2009 Results

Worldwide revenue was flat in the fourth quarter both on a currency neutral and reported basis. Currency neutral and reported worldwide net revenue per case each increased three percent. Total worldwide physical case volume declined three percent in the quarter.

A complete overview of the Company’s fourth quarter and full year financial results is included in the accompanying financial tables.

Conference Call

PBG will host a conference call at 11:00 a.m. ET today to discuss its fourth quarter and full-year financial results. The live call and replay can be accessed by visiting the Investor Relations section of the Company's website at www.pbg.com.

About PBG

The Pepsi Bottling Group, Inc. (NYSE: PBG) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 65,000 employees and 2009 sales of over $13 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve risks and uncertainties that could cause actual performance or results to materially differ. Such risks and uncertainties include, but are not limited to: risks associated with our pending merger with PepsiCo, including satisfaction of the conditions of the pending merger, contractual restrictions on the conduct of our business included in the merger agreement, and the potential for loss of key personnel, disruption of our sales and operations and any impact on our relationships with third parties as a result of the pending merger; PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG, representation on our Board and approval rights under our Master Bottling Agreement; material changes in expected levels of bottler incentive payments from PepsiCo; material changes from expectations in the cost or availability of ingredients, packaging materials, other raw materials or energy; an inability to achieve strategic business plan targets; material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures; an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories; loss of key members of management; and changes in laws and regulations governing the manufacture and sale of food and beverages (including taxes on sweetened beverages), the environment, transportation, employee safety, labor and government contracts. For additional information on these and other risks and uncertainties that could cause PBG’s actual results to materially differ from those set forth herein, please see PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 27, 2008. PBG undertakes no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

Non-GAAP Measures

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including those associated with the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Currency neutral results are calculated using prior year’s exchange rates.

Items Affecting Comparability

Advisory Fees

On August 3, 2009, PBG and PepsiCo entered into a definitive merger agreement, under which PepsiCo will acquire, subject to the satisfaction of certain conditions, all outstanding shares of PBG common stock it does not already own. In connection with this transaction, the Company has retained certain external advisors and expects to incur aggregate fees in the range of $50 million to $60 million. During 2009, the Company recorded pre-tax charges of $40 million, or $0.15 per diluted share, relating to these services, which were recorded in selling, delivery and administrative expenses.

Mark-to-Market Net Impact

The Company’s corporate headquarters centrally manages commodity derivatives on behalf of our segments. During 2009, we expanded our hedging program to mitigate price changes associated with certain commodities utilized in our production process. These derivatives hedge the underlying price risk associated with the commodity and are not entered into for speculative purposes. Certain commodity derivatives do not qualify for hedge accounting treatment. Others receive hedge accounting treatment but may have some element of ineffectiveness based on the accounting standard. These commodity derivatives are marked-to-market each period until settlement, resulting in gains and losses being reflected in corporate headquarters’ results. The gains and losses are subsequently reflected in the segment results when the underlying commodity’s cost is recognized. Therefore, segment results reflect the contract purchase price of these commodities. During 2009, the Company recognized a net pre-tax gain of $12 million, or $0.04 per diluted share, related to these commodity derivatives. The Company did not have any comparable activity in prior years.

Impairment Charges

During the fourth quarter of 2008, the Company recorded $412 million, or $1.26 per diluted share, in non-cash impairment charges relating primarily to distribution rights and brands for the Electropura water business in Mexico.

2008 Restructuring Actions

In the fourth quarter of 2008, PBG announced a restructuring program to enhance the Company’s operating capabilities in each of its reportable segments. The program was substantially complete in December of 2009 and certain restructuring actions previously planned for 2010 have been cancelled as a result of the pending merger with PepsiCo. Since the inception of the program, the Company has incurred pre-tax charges of $107 million, or $0.33 per diluted share. These charges were primarily for severance and related benefits, pension and other employee-related costs and other charges, including employee relocation and asset disposal costs. In 2009, we recorded pre-tax charges of $24 million, or $0.07 per diluted share, of which $10 million was recorded in our U.S. & Canada segment, and $14 million was recorded in our Mexico segment.

2007 Restructuring Actions / Asset Disposal Charges

In the third quarter of 2007, PBG announced a realignment in the Company’s organization to adapt to changes in the marketplace and improve operating efficiencies. Over the course of the program, the Company incurred pre-tax charges of $29 million, or $0.09 per diluted share. Additionally, during the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred pre-tax charges of $25 million or $0.06 per diluted share, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of these amounts, we incurred a pre-tax charge of $5 million associated with the restructuring actions and FSV Rationalization plan in the first half of 2008.

Tax Audit Settlements

In 2009, our tax provision was reduced by the reversal of tax reserves, net of non-controlling interests, of approximately $151 million, or $0.68 per diluted share, from the resolution of tax audits and the expiration of statute of limitations in the U.S. and in our international jurisdictions.

Tax Law Changes

In the fourth quarter of 2009, there was a significant tax law change in Mexico which required us to re-measure our deferred tax assets and liabilities resulting in a net provision expense, net of non-controlling interest, of $68 million, or $0.31 per diluted share. Certain aspects of the tax law change in Mexico are still subject to clarification with the tax authorities and may require that we revise our deferred taxes in the future as new information becomes available. There was also a tax law change in Canada which reduced certain provincial tax rates and which resulted in a tax provision benefit, net of non-controlling interest, of $7 million, or $0.03 per diluted share.

2009 Full-Year Results

Growth rates in tables are presented as compared to the similar periods in the prior year.

($ in millions)	2009 Operating Income	2008 Operating Income
Comparable Results	$1,100	$1,149
Advisory Fees	(40)	—
Mark-to-Market Net Impact	12	—
2008 Restructuring Actions	(24)	(83)
Impairment Charges	—	(412)
2007 Restructuring Actions / Asset Disposal Charges	—	(5)
Reported Results	$1,048	$649

($ in millions)	2009 Net Income Attributable to PBG(1)	2008 Net Income Attributable to PBG(1)
Comparable Results	$565	$500
Advisory Fees(2)	(34)	—
Mark-to-Market Net Impact(3)	7	—
2008 Restructuring Actions(4)	(16)	(58)
Impairment Charges(5)	—	(277)
2007 Restructuring Actions / Asset Disposal Charges(6)	—	(3)
Tax Audit Settlements(7)	151	—
Tax Law Changes(8)	(61)	—
Reported Results	$612	$162
(1)	Represents items net of taxes and noncontrolling interests. Taxes have been calculated based on the tax rate of the tax jurisdiction in which the item was recorded. Noncontrolling interests has been calculated based upon the ownership structure within the entity in which the item was recorded.
(2)	Net of taxes of $6 million.
(3)	Net of taxes and noncontrolling interests of $4 million and $1 million, respectively.
(4)	Net of taxes and noncontrolling interests of $7 million and $1 million, respectively, in 2009 and $19 million and $6 million, respectively, in 2008.
(5)	Net of taxes and noncontrolling interests of $115 million and $20 million, respectively.
(6)	Net of taxes and noncontrolling interests of $2 million.
(7)	Net of noncontrolling interests of $7 million.
(8)	Net of noncontrolling interests of $4 million.

	2009 Diluted Earnings per Share	2008 Diluted Earnings per Share
Comparable Results	$2.55	$2.27
Advisory Fees	(0.15)	—
Mark-to-Market Net Impact	0.04	—
2008 Restructuring Actions	(0.07)	(0.26)
Impairment Charges	—	(1.26)
2007 Restructuring Actions / Asset Disposal Charges	—	(0.01)
Tax Audit Settlements	0.68	—
Tax Law Changes	(0.28)	—
Reported Results	$2.77	$0.74

	Net Revenues Growth –2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
Worldwide	1%	(5)	(4)%

	Net Revenue Per Case Growth –2009 Better / (Worse)
Segment	Currency Neutral	Foreign Currency Translation Impact	Reported
U. S. & Canada	3%	(1)	2%
Europe	7%	(17)	(10)%
Mexico	6%	(20)	(14)%
Worldwide	4%	(5)	(1)%

Cost of Goods Sold per Case Growth – 2009 Better / (Worse)
Worldwide
Comparable Results - Currency Neutral	(6)%
Foreign Currency Translation Impact	5%
Comparable Results – U.S. Dollars	(1)%
Mark-to-Market Net Impact	—%
Reported Results	(1)%

Selling, Delivery and Administrative Expense Growth – 2009 Better / (Worse)
Worldwide
Comparable Results - Currency Neutral	2%
Foreign Currency Translation Impact	5%
Comparable Results – U.S. Dollars	7%
Advisory Fees	(1)%
2008 Restructuring Actions	1%
Reported Results	7%

	Operating Income Growth – 2009 Better / (Worse)
	Worldwide	U.S. & Canada	Europe	Mexico
Comparable Results - Currency Neutral	—%	(2)%	2%	17%
Foreign Currency Translation Impact	(4)%	(1)%	(17)%	(23)%
Comparable Results – U.S. Dollars	(4)%	(3)%	(14)%*	(6)%
Advisory Fees	(6)%	(5)%	—%	—%
Mark-to-Market Net Impact	2%	—%	—%	—%
Impairment Charges	60%	—%	2%	125%
2008 Restructuring Actions	8%	5%	23%	(3)%
2007 Restructuring Actions / Asset Disposal Charges	1%	1%	—%	—%
Reported Results	61%	(2)%	11%	116%
* Does not add due to rounding to the whole percent.

	Effective Tax Rate - 2009	Effective Tax Rate - 2008
Comparable Results	18.1%	29.7%
Tax Audit Settlements	(21.1)%	—%
Tax Law Changes	8.7%	—%
Impairment Charges / 2008 Restructuring Actions	—%	3.8%
Reported Results	5.7%	33.4%*
* Does not add due to rounding.

2009 Operating Free Cash Flow

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures plus excess tax benefits from the exercise of equity awards. For 2009, OFCF also excludes advisory fees associated with the PepsiCo transaction.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

($ in millions)	Worldwide Operating Free Cash Flow 2009

Net Cash Provided by Operations	$1,108
Less: Capital Expenditures	(556)
Plus: Excess tax benefit from the exercise of equity awards	10
Operating Free Cash Flow	$562
Advisory Fees cash impact, net of tax	16
OFCF excluding Advisory Fees	$578

2009 Fourth Quarter Results

Q4 2009
Diluted Earnings Per Share
Comparable Results	$0.59
Advisory Fees	(0.01)
Mark-to-Market Net Impact	0.02
2008 Restructuring Actions	(0.01)
Tax Audit Settlements	0.07
Tax Law Changes	(0.26)
Reported Results	$0.40

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
in millions, except per share amounts, unaudited

	16 Weeks Ended		52 Weeks Ended
	December 26,	December 27,	December 26,	December 27,
	2009	2008	2009	2008

Net revenues	$3,805	$3,809	$13,219	$13,796
Cost of sales	2,134	2,111	7,379	7,586

Gross profit	1,671	1,698	5,840	6,210
Selling, delivery and administrative expenses	1,485	1,550	4,792	5,149
Impairment charges	-	412	-	412

Operating income (loss)	186	(264)	1,048	649
Interest expense, net	88	103	303	290
Other non-operating (income) expenses, net	-	26	(4)	25

Income (loss) before income taxes	98	(393)	749	334
Income tax (benefit) expense	(2)	(106)	43	112

Net income (loss)	100	(287)	706	222
Less: Net income (loss) attributable to noncontrolling interests	10	(16)	94	60

Net income (loss) attributable to PBG	$90	$(271)	$612	$162

Earnings (loss) per share attributable to PBG’s common shareholders

Basic earnings (loss) per share	$0.41	$(1.28)	$2.84	$0.75

Weighted-average shares outstanding	219	211	216	216

Diluted earnings (loss) per share	$0.40	$(1.28)	$2.77	$0.74

Weighted-average shares outstanding	227	211	221	220

Note: Beginning in the first quarter of 2009, we adopted a new accounting standard relating to noncontrolling interests, the provisions of which, among others, require that minority interest be renamed noncontrolling interests and that a company present a consolidated net income measure that includes the amount attributable to such noncontrolling interests for all periods presented.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
in millions, unaudited

	52 Weeks Ended
	December 26,	December 27,
	2009	2008

Cash Flows - Operations
Net income	$706	$222
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	637	673
Deferred income taxes	88	(47)
Share-based compensation	58	56
Impairment charges	-	412
Defined benefit pension and postretirement expenses	98	114
Casualty self-insurance expense	76	87
Net other non-cash charges and credits	52	95
Net change in operating working capital	(231)	(67)
Casualty insurance payments	(70)	(79)
Pension contributions to funded plans	(229)	(85)
Other operating activities, net	(77)	(97)
Net Cash Provided by Operations	1,108	1,284

Cash Flows - Investments
Capital expenditures	(556)	(760)
Acquisitions, net of cash acquired	(112)	(279)
Investments in noncontrolled affiliates	(2)	(742)
Proceeds from sale of property, plant and equipment	15	24
Issuance of note receivable from noncontrolled affiliate	(92)	-
Repayments of note receivable from noncontrolled affiliate	28	-
Other investing activities, net	5	(1)
Net Cash Used for Investments	(714)	(1,758)

Cash Flows - Financing
Borrowing activities, net	(523)	1,198
Distribution to noncontrolling interest holder	(30)	(73)
Dividends paid	(150)	(135)
Excess tax benefit from the exercise of equity awards	10	2
Proceeds from the exercise of stock options	202	42
Share repurchases	-	(489)
Contributions from noncontrolling interest holder	33	308
Other financing activities, net	(12)	(3)
Net Cash (Used for) Provided by Financing	(470)	850

Effect of Exchange Rate Changes on Cash and Cash Equivalents	17	(57)

Net (Decrease) Increase in Cash and Cash Equivalents	(59)	319
Cash and Cash Equivalents - Beginning of Period	966	647

Cash and Cash Equivalents - End of Period	$907	$966

Note: Certain reclassifications were made to our 2008 Condensed Consolidated Statement of Cash Flows to conform to the 2009 presentation.

THE PEPSI BOTTLING GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
in millions, except per share amounts, unaudited

	December 26,	December 27,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$907	$966
Accounts receivable, net	1,491	1,371
Inventories	600	528
Prepaid expenses and other current assets	414	276
Total Current Assets	3,412	3,141

Property, plant and equipment, net	3,899	3,882
Other intangible assets, net	3,941	3,751
Goodwill	1,506	1,434
Investments in noncontrolled affiliates	627	619
Other assets	185	155
Total Assets	$13,570	$12,982

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,762	$1,675
Short-term borrowings	188	103
Current maturities of long-term debt	15	1,305
Total Current Liabilities	1,965	3,083

Long-term debt	5,449	4,784
Other liabilities	1,162	1,658
Deferred income taxes	1,285	966
Total Liabilities	9,861	10,491

Equity
Common stock, par value $0.01 per share:
Authorized 900 shares, issued 310 shares	3	3
Additional paid-in capital	1,861	1,851
Retained earnings	3,585	3,130
Accumulated other comprehensive loss	(596)	(938)
Treasury stock: 89 shares and 99 shares at December 26, 2009
and December 27, 2008, respectively, at cost	(2,436)	(2,703)
Total PBG Shareholders' Equity	2,417	1,343
Noncontrolling interests	1,292	1,148
Total Equity	3,709	2,491
Total Liabilities and Equity	$13,570	$12,982

THE PEPSI BOTTLING GROUP, INC.
SEGMENT DATA
in millions, unaudited

	16 Weeks Ended
	December 26,	December 27,
Net Revenues	2009	2008

U.S. & Canada	$2,922	$2,905
Europe	516	517
Mexico	367	387
Worldwide net revenues	$3,805	$3,809

Operating Income (Loss)

U.S. & Canada	$172	$174
Europe	(5)	(36)
Mexico	11	(402)
Total segments	178	(264)
Corporate	8	-
Worldwide operating income (loss)	186	(264)
Interest expense, net	88	103
Other non-operating expenses, net	-	26
Income (loss) before income taxes	$98	$(393)

	52 Weeks Ended
	December 26,	December 27,
Net Revenues	2009	2008

U.S. & Canada	$10,315	$10,300
Europe	1,755	2,115
Mexico	1,149	1,381
Worldwide net revenues	$13,219	$13,796

Operating Income (Loss)

U.S. & Canada	$868	$886
Europe	112	101
Mexico	56	(338)
Total segments	1,036	649
Corporate	12	-
Worldwide operating income	1,048	649
Interest expense, net	303	290
Other non-operating (income) expenses, net	(4)	25
Income before income taxes	$749	$334

CONTACT:
The Pepsi Bottling Group, Inc.
Jeff Dahncke, 914-767-7690
Public Relations
jeff.dahncke@pepsi.com